BASF Aktiengesellschaft                                                     BASF

BASF Aktiengesellschaft-67056 Ludwigshafen

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                                                                   June 18, 2001


Ladies and Gentlemen:

I am the Legal Counsel of BASF Aktiengesellschaft, a company incorporated under the laws of the Federal Republic of Germany (the "Company"), and, as such, I have acted on behalf of the Company in connection with its offering to eligible employees in the United States of an opportunity to participate in the BASF Stock Option Program (the "Plan"). Under the Plan, eligible employees may designate holdings of (i) the Company's ordinary shares (the "Shares"), (ii) American Depositary Shares, each representing one Share, which are listed in the New York Stock Exchange, ("ADSs"), and (iii) other securities derived from the Shares, as personal investment with respect to which the employees may receive options ("Options") to acquire additional Shares upon satisfaction of the terms and conditions of the Plan.

In connection with the opinions expressed below, I have examined:

(i) the terms and conditions of the Plan as approved by the shareholders of the Company at the annual general meeting of the shareholders of the Company held on April 26, 2001;

(ii) the form of documentation to be furnished to employees eligible to participate in the Plan including a copy of the prospectus prepared in accordance with the requirements of Part I of Form S-8 under the United States Securities Act of 1933, as amended (the "Securities Act");

(iii) a signed copy of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the Plan which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the "Commission") on the date hereof;

(iv)     the Articles of Association of the Company; and



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BASF Aktiengesellschaft                                                     BASF

BASF Aktiengesellschaft-67056 Ludwigshafen

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(v)      originals, or copies certified or otherwise identified to my satisfaction, of such other documents as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that: (1) the Options to be offered to eligible employees pursuant to the Plan will represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (2) the Shares to be issued upon exercise of the Options in connection with the Plan will, upon issuance, have been fully authorized, validly issued and be fully paid and non-assessable.

I hereby consent to the use of this Opinion as Exhibit 23.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. I am a lawyer admitted to the practice in the Federal Republic of Germany and I am not admitted in, do not hold myself out as being an expert on, and do not express any opinion on the law of, any jurisdiction other than the laws of the Federal Republic of Germany.



Very truly yours

/s/ Dr. Jorg Buchmuller
Dr. Jorg Buchmuller
Vice President, Legal
BASF Aktiengesellschaft